Venable, Baetjer and Howard, LLP
                     1800 Mercantile Bank & Trust Building
                               Two Hopkins Plaza
                         Baltimore, Maryland 21201-2978
                        (410)244-7400, Fax (410)244-7742


                               September 30, 1996


Kiddie Academy International, Inc.
Kiddie Academy Corporate Center
108 Wheel Road
Bel Air, Maryland  21015

Gentlemen:

                  We have acted as counsel for Kiddie Academy International, Inc. (the "Corporation") in connection with a registration statement on Form S-8 of the Corporation filed with the Securities and Exchange Commission (the "Registration Statement"), pertaining to the registration of shares of common stock (par value $.01 per share) of the Corporation (the "Shares") for issuance and sale pursuant to the Corporation's 1995 Incentive Compensation Plan (the "Plan").

                  In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinions set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Certificate of Incorporation and By-Laws of the Corporation, as amended and as currently in effect; (iii) certain resolutions of the Board of Directors of the Corporation relating to the issuance of the Shares and the other transactions contemplated by the Registration Statement; (iv) the Plan; (v) the Plan as amended by the Board of Directors of the Corporation subject to approval by the stockholders to increase the number of Shares permitted to be issued pursuant thereto (the "Amended Plan"); and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Corporation and others.

                  Based upon the foregoing, we are of the opinion that:

                  1. When sold, issued and paid for as contemplated in the Plan, 100,000 of the Shares will be validly issued, fully paid and nonassessable;

                  2. Subject to stockholder approval of the Amended Plan, when sold, issued and paid for as contemplated in the Amended Plan, an additional 200,000 of the Shares will be validly issued, fully paid and nonassessable.

                  The law covered by the opinion set forth above is limited to the corporate law of the State of Delaware and the federal law of the United States of America.

                  We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.



                                            Very truly yours,

                                            /s/ VENABLE, BAETJER AND
                                                     HOWARD, LLP